Exhibit 10.36

INTERIM EMPLOYMENT AGREEMENT

INTERIM EMPLOYMENT AGREEMENT dated February 3, 2004, made by and between Thomas E. Wirth (the “Executive”) and SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York 10170 (the “Company”).

WHEREAS, the Executive and the Company are parties to an employment agreement dated August 23, 2001 (the “Employment Agreement”);

WHEREAS, the Company has retained the services of a new Chief Financial Officer, and the parties hereto wish to address the rights, responsibilities, benefits and payments as a result of the foregoing;

WHEREAS, the Executive and the Company acknowledge and agree that after the date hereof his employment shall continue as an employee (and not as the Chief Financial Officer) until April 30, 2004, subject to the terms hereof;

WHEREAS, it is agreed by the parties that the Executive shall receive benefits comparable to those to which he would have been entitled pursuant to Section 7(a) of the Employment Agreement, as and to the extent expressly provided below; and

WHEREAS, it is agreed by the parties that the Executive shall receive certain additional benefits pursuant to the terms hereof, which benefits go beyond those to which he would have been entitled pursuant to Section 7(a) of the Employment Agreement or pursuant to any applicable plan, policy, or practice of the Company or pursuant to any prior agreement between the Company and the Executive, as and to the extent as expressly provided below.

NOW, THEREFORE, in consideration of the mutual covenants and commitments provided for herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the Executive and the Company hereby agree as follows:

1.                                       Employment Period.  The Executive hereby resigns as Chief Financial Officer of the Company, effective February 3, 2004. The Executive’s employment with the Company shall continue to (but not after) April 30, 2004 (the period commencing the date hereof and ending on April 30, 2004, or such earlier date as set forth in Section 2(b) hereof, the “Employment Period”).  Prior to the end of the Employment Period, the Executive will continue to perform such of his previous duties in the area of financial control and reporting as shall be assigned to him by the authorized officers of the Company, on a full-time, five days per week basis, for the Company, and otherwise in accordance with the Employment Agreement except as otherwise provided herein.  Until the end of the Employment Period, the Executive will be entitled to compensation and benefits as follows: (i) base salary at the rate of $225,000 per annum, subject to applicable withholding, payable bi-weekly in accordance with the Company’s normal business practices, (ii) expense reimbursement as provided in Section 3(e) of the Employment Agreement, (iii) continuation of the medical insurance in the same manner that has heretofore been provided pursuant to Section 3(f) of the Employment Agreement and (iv) seven days of paid vacation.  In addition, subject in all respects to Section 9 hereof, commencing immediately after the end of the Employment Period and continuing through August 31, 2004, the Executive shall continue to receive payments equal to the base salary that he would have received had he continued to be employed through such date (calculated based upon the Executive’s current base salary of $225,000 per annum), subject to applicable withholding, such payments to be paid at such times and in such manner as is applicable under the normal payroll practices in effect for continuing senior executives of the Company (provided that the first payment of base salary following the end of the Employment Period may be deferred until the Release Effectiveness Date (as defined in Section 9 hereof)).  In addition, on the Release Effectiveness Date, subject in all respects to Section 9 hereof, the Company shall pay the Executive a bonus of $133,333 in respect of 2004.  During the Employment Period, the Executive will continue to be an officer of the Company with the title of Vice

President. The Executive hereby tenders his resignation as of the last day of the Employment Period, and hereby resigns from any other corporate offices and board of director memberships with the Company and all affiliates thereof as of the last day of the Employment Period; the Executive acknowledges and agrees that, upon the end of the Employment Period, he shall take any further actions reasonably requested by the Company as may be necessary or appropriate further to reflect such resignations.

2.                                       Employment Agreement.

(a)                                  The Employment Agreement is terminated in its entirety effective as of the date of this Interim Employment Agreement, except that the following provisions of the Employment Agreement will survive termination: (i) Section 4, (ii) Sections 8(a), 8(b)(ii) and 8(e)-8(i) (together with any provisions in the Employment Agreement relating to the enforcement of Section 8 of the Employment Agreement) as provided below and (iii) Section 3(e) with respect to any expenses incurred prior to the end of the Employment Period and not theretofore reimbursed.  Without limiting the generality of the foregoing, no payment or benefit shall be made or otherwise arise under Section 7 or any other provision of the Employment Agreement by virtue of such termination.

(b)                                 From and after the date hereof, in no event shall Section 7 of the Employment Agreement apply to any termination of the Executive’s employment by the Executive.  Without limiting the generality of the foregoing, from and after the date hereof, Section 7(a) of the Employment Agreement shall not apply to any termination of employment by the Executive for Good Reason, and Sections 7(c) and 7(d) shall not apply to any termination of employment on account of death or disability.  In the event the Company terminates the Executive’s employment (with or without cause other than a Criminal Act (as defined in Section 10 below)) before the scheduled end of the Employment Period, or there is a termination of employment before the scheduled end of the Employment Period on account of the Executive’s death or disability or the Executive resigns for Good Reason (as defined below), then in each such case: (i) the end of the Employment Period for purposes of this Interim Employment Agreement shall be the date of such termination of employment, and (ii) this Interim Employment Agreement shall otherwise apply in accordance with its terms (it being acknowledged that, in each of the foregoing circumstances, the Company will be required to make all payments provided for in Section 1, on the terms and conditions provided therein, and the Executive’s options and restricted stock shall vest as provided in Sections 3 and 4, on the terms and conditions provided therein).  For purposes of the preceding sentence, “Good Reason” shall mean (i) failure by the Company to comply with its obligations under the third sentence of Section 1 or (ii) a material breach by the Company of any other provision of this Interim Employment Agreement which is not cured within 30 days after notice of non-compliance  (specifying the nature of the non-compliance) has been given by the Executive to the Company.

3.   Options.

(a)                                  With respect to the options to purchase shares of common stock of the Company provided for by that certain option agreement between the Executive and the Company dated October 24, 2000, (i) 4,000 unvested and unexercisable options granted thereunder shall become vested and initially exercisable upon the date hereof  (in addition to the 12,000 options thereunder that have heretofore vested  and become exercisable on January 1, 2003 and January 1, 2004), (ii) any options not vested or exercisable on or before the end of the Employment Period (taking into account clause (i)), shall not be or become vested or exercisable and shall without any further action be forfeited forthwith, and (iii) such option agreement shall otherwise apply in accordance with its terms (subject to Section 3(c) hereof).

(b)                                 With respect to the options to purchase shares of common stock of the Company provided for by that certain option agreement between the Executive and the Company dated October 10, 2002, (i) 18,750 unvested and unexercisable options granted thereunder shall become vested and initially exercisable upon the date hereof, (ii) 18,750 unvested and unexercisable options granted thereunder shall become vested and initially exercisable on the Release Effectiveness Date, subject in all respects to Section 9 hereof, (iii) any options not vested or exercisable on or before the end of the Release Effectiveness Date (taking into account clause (i) and in accordance with clause (ii) above) shall not be or become vested or exercisable and shall without any further action be forfeited forthwith, and (iv) such option agreement shall otherwise apply in accordance with its terms (subject to Section 3(c) hereof).

(c)                                  The Company agrees that the provisions of Section 2.5(b) of the Company’s Amended 1997 Stock Option and Incentive Plan (the “Plan”) are not applicable to the Executive’s options.

(d)                                 The Company agrees that any shares issued to the Executive pursuant to the exercise of his options will not bear any restrictive legends.

4.                                       Restricted Stock.  The Executive was granted 15,000 shares of restricted stock as provided in Section 3(d) of the Employment Agreement (it being acknowledged that such Section constitutes the sole written agreement evidencing or pertaining to such grant).  Prior to the date hereof, 4,500 of such shares vested pursuant to the terms of the grant.  The Company agrees that, effective on the Release Effectiveness Date (as defined in Section 9), subject in all respects to Section 9 hereof, the remaining 10,500 of such shares shall immediately and irrevocably vest.  With respect to such shares, the Company shall also pay the Executive an additional cash amount, intended to serve generally as a tax gross-up, equal to 40% of the value of the shares included in the Executive’s taxable income on such date.  Termination of the Executive’s employment by the Company (with or without cause other than a Criminal Act) will not cause the Executive to forfeit any of his restricted stock.  The Company agrees that it will remove any restrictive legends from the certificates representing all such restricted shares that are vested.

5.                                       COBRA.  Following the end of the Employment Period, the Executive will be given the opportunity to continue under the Company’s group health plans, as may be required, and to the extent provided, by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  The Company agrees, subject in all respects to Section 9 hereof, to pay the Executive’s COBRA premiums through August 31, 2004, other than such amounts as the Executive would have had to pay had he continued to be employed.

6.                                       Transfer of Responsibilities; Cooperation.  Without limiting Section 8(h) of the Employment Agreement or the related provisions of Sections 2 and 9 hereof, for no additional compensation, the Executive expressly agrees to cooperate fully from the date hereof through the end of the Employment Period in the transfer of his responsibilities as Chief Financial Officer of the Company, and any other responsibilities or duties that he performed in connection with his employment at the Company to the individual(s) designated by the Company.  The Executive acknowledges that the transition will require travel outside of New York City.  The Executive expressly agrees that following the last day of the Employment Period, he shall fully cooperate with any other reasonable requests made by the Company, but in no event shall such requests be at any cost to the Executive nor require any material time commitment to the Company, as reasonably determined by the Executive.

7.                                       Confidentiality.  The Executive agrees that he will keep the terms of this Interim Employment Agreement confidential, except that he may disclose this Interim Employment Agreement to or discuss this Interim Employment Agreement with his spouse, attorney, financial advisor and as may be required by law. The Company agrees that it will keep the terms of this Interim Employment Agreement confidential, except that the Company may discuss this Interim Employment Agreement with or disclose this Interim Employment Agreement to its attorneys, trustees, officers, agents, and as may be required by law.  Each party agrees that it shall advise any such persons with whom it discusses or to whom it discloses this Interim Employment Agreement of the existence and requirements of this confidentiality provision, and shall instruct any such person that such person shall not disclose the existence of this Interim Employment Agreement or its terms to any other person.  If the Company determines that this Interim Employment Agreement must be filed as an exhibit to an SEC report, or that it must disclose the terms hereof in any public SEC filing, the Company may do so, whereupon the obligations of the Company and the Executive under this Section 7 will terminate.

8.                                       Prohibited Activities.  The provisions of Sections 8(a), 8(b)(ii) and 8(e)-8(i) of the Employment Agreement (the “Restrictive Covenants”) are hereby incorporated into this Interim

Employment Agreement by reference as though stated in full herein (including any provisions in the Employment Agreement relating to the enforcement thereof), and (together with any provisions in the Employment Agreement relating to the enforcement thereof) shall survive termination of employment and the termination of the Employment Agreement in accordance with the terms of the Restrictive Covenants.

9.                                       General Release by Executive; Certain Other Matters.  It is expressly understood and agreed that, without limiting the Executive’s obligations hereunder, the Executive’s Specified Rights (as defined below) are subject entirely and in all respects to (i) the Executive’s provision, at or after the close of business on the last day of the Employment Period and not more than seven business days after the last day of the Employment Period, of a Release in the form attached hereto as Exhibit A (the “Release”) and (ii) the Release’s becoming irrevocable as confirmed by the Executive’s written confirmation, in the form attached hereto as Exhibit B delivered to and received by the Chief Executive Officer of the Company at the principal place of business of the Company, that the Release has not been revoked (the “Confirmation”).  The Confirmation shall be delivered (i) not before the expiration of the seven-day revocation period provided for in Section 4 of the Release and (ii) not after seven days have elapsed after such expiration of such seven-day period.  The date on which the Confirmation is delivered in accordance with the preceding sentence is referred to as the “Release Effectiveness Date.”  If the Release Effectiveness Date does not occur in accordance with the second preceding sentence, then the Executive will not have the following rights and benefits provided for by this Interim Employment Agreements (the “Specified Rights”): (i) the right to receive a bonus as provided in Section 1 hereof; (ii) the right to continue to be receive payments after the end of the Employment Period and through August 31, 2004 as provided in Section 1 hereof; (iii) the vesting of 18,750 options as provided in clause (ii) of Section 3(b) hereof; (iv) the vesting of 10,500 shares of restricted stock as provided in Section 4 hereof and (v) the right to have COBRA premiums paid as provided in Section 5.  The Executive is hereby advised to seek advice of counsel in connection with the Release, and acknowledges and agrees that he has otherwise had the opportunity to seek advice of counsel in connection with this Interim Employment Agreement. If the

Executive dies, then the Release shall be executed by the legal representative of the estate instead of by the Executive.

10.  Release by Company.  Except with respect to the obligations arising under or preserved in this Interim Employment Agreement, effective as of the Release Effectiveness Date, the Company, on behalf of itself and its successors and assigns hereby releases and discharges the Executive from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which the Company ever had or may have at any time through the Release Effectiveness Date.  Notwithstanding anything herein to the contrary, this release shall not apply to any act of fraud, misappropriation of funds, embezzlement or any other action with regard to the Company or any of its affiliated companies that constitutes a criminal act under any federal or state statute committed or perpetrated by the Executive during the course of the Executive’s employment with the Company or its affiliates (collectively, a “Criminal Act”), it being acknowledged that no such Criminal Acts are known to the Company or its CEO as of the date hereof.

11.  Matters Relating to Indemnification.

(a)                                  The provisions of Section 4 of the Employment Agreement (the “Indemnification Provisions”) are hereby incorporated into this Interim Employment Agreement by reference as though stated in full herein and shall survive termination of employment and the termination of the Employment Agreement in accordance with the terms of the Indemnification Provisions. Any services rendered by the Executive during the Employment Period provided by this Interim Employment Agreement will, for purposes of any indemnification provisions contained in the Employment Agreement or the Company’s certificate of incorporation or by-laws, be deemed to services rendered by the Executive “in his capacity as an officer” even if he is not in fact an officer and, accordingly, shall be covered by such indemnification provisions to the same extent as if he were an officer.

(b)                                 Without limiting the Indemnification Provisions, the Company agrees to cover the Executive under directors and officers liability insurance to the same extent that the Company covers its executive officers and directors.  The foregoing obligation shall survive termination of employment and the termination of this Interim Employment Agreement.

12.                                 Entire Agreement.  This Interim Employment Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof (except with respect to those provisions of the Employment Agreement that are to remain in effect in accordance with the terms of this Interim Employment Agreement) and supersedes and replaces all prior agreements, negotiations and proposed agreements, whether written or oral.  The Executive and the Company each acknowledge and confirm that neither they nor any agent or attorney have made any promise, representation, or warranty whatever, express, implied, or statutory, not contained herein concerning the subject matter hereof, to induce the other party to execute this Interim Employment Agreement.

13.                                 No Third-Party Beneficiaries.  This Interim Employment Agreement is solely for the benefit of the parties to this Interim Employment Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claims or action or other right in excess of those existing without reference to this Interim Employment Agreement.

14.                                 Certain Matters Relating to Enforceability.  Any provision of this Interim Employment Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.                                 No Oral Modification.  This Interim Employment Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

16.                                 Tax Withholding.  The Company may withhold from any compensation or benefits payable or otherwise arising under this Interim Employment Agreement all Federal, state, city and other taxes as shall be required by law.

17.                                 Applicable Law.  THIS INTERIM EMPLOYMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

18.                                 Further Assurances.  The Executive agrees that he is not entitled to reinstatement with the Company and agrees that his employment relationship with the Company will irrevocably end on the last day of the Employment Period.  The Executive agrees not to seek or accept employment with the Company in the future at any time, unless the Company, at its sole discretion and through its Chief Executive Officer, offers him such employment.

19.                                 Headings.  The headings of the paragraphs herein are included for reference only and are not intended to affect the meaning or interpretation of this Interim Employment Agreement.

20.                                 Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

if to the Executive:

if to the Employer:

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attn: General Counsel

or such other address as either party may from time to time specify by written notice to the other party hereto.

21.                                 Amendment.  No amendment, modification or waiver in respect of this Interim Employment Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

22.                                 Board Approval.  The Company represents that its Board has approved the economic terms of this Interim Employment Agreement and, to the extent required, the Compensation Committee has approved the provisions hereof pertaining to options and restricted stock granted under the Plan and such provisions are permitted under the terms of the Plan, or that no such approval is necessary.

IN WITNESS WHEREOF, the parties have executed this Interim Employment Agreement as of the date and year first above written:

SL GREEN REALTY CORP.

By:
Name:
Title:

Thomas E. Wirth

DRAFT

EXHIBIT A

RELEASE

THIS RELEASE is made as of [Insert last day of Employment Period], by Thomas E. Wirth (the  “Executive”).

WHEREAS, the Executive is a party to a certain agreement with SL Green Realty Corp. (the “Company”) dated as of the 3rd day of February, 2004, a copy of which is attached hereto as Exhibit I (the “Interim Employment Agreement”) (unless the context requires otherwise, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Interim Employment Agreement);

WHEREAS, the Executive desires to confirm that the Company (including its affiliates, as provided below), other than as set forth herein, has completely satisfied any and all of its obligations to the Executive, and to provide for a release;

WHEREAS, Section 9 of the Interim Employment Agreement contemplates the Executive’s giving of this Release; and

WHEREAS, certain payments and benefits otherwise payable under the Interim Employment Agreement will not be made or otherwise provided unless the Executive executes and delivers this Release (and thereafter provides certain written confirmation that the Release has not been revoked);

NOW, THEREFORE, with the intent to be legally bound and in consideration of the agreements herein contained, plus other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive agrees as follows:

1.  The Executive, for himself and his spouse, heirs, executors, administrators, successors, and assigns, hereby releases and discharges (i) the Company and its other affiliated companies; (ii) each of their respective past and present officers, directors, agents, and employees; and (iii) all the employee benefit plans of the Company or any of its affiliated companies, any trusts and other funding vehicles established in connection with any such plans, any members of committees established under the terms of any such plans, and any administrators or fiduciaries of any such plans, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which he or his spouse, heirs, executors, administrators, successors, and assigns ever had or may have at any time through the effective date of this Release, other than (i) for payments and benefits (including, without limitation, stock option vesting and restricted stock vesting) under the Interim Employment Agreement, (ii) awards to Executive of restricted stock and option to purchase shares of common stock which have become vested and exercisable prior to the date hereof and (iii) any rights to vested benefits under benefit plans or any rights to indemnification or directors and officers insurance coverage.  The Executive acknowledges and agrees that this Release is intended to cover and does cover, but is not limited to, (i) any claim under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Equal Pay Act, the Employee Retirement Income Security Act, or the Americans with Disabilities Act, each as amended; (ii) any claim of employment discrimination whether based on a federal, state, or local statute or court or administrative decision; (iii) any claim for wrongful or abusive discharge, breach of contract, invasion of privacy, intentional infliction of emotional distress, defamation, or other common law contract or tort claims including, but not limited to, such claims arising from any statements the Company is or heretofore has been required to make to or file with any regulatory agency with regard to the termination of the Executive’s employment; (iv) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of his employment at the Company and/or his separation from the Company (other than for payments and benefits set forth under the Interim Employment Agreement); and (v) any claim for attorneys’ fees, costs, disbursements, or other like expenses.  The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of this Release.  It is the intent of the parties that by this Release the Executive is giving up all rights, claims, and causes of action accruing prior to the effective date hereof,

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whether known or unknown or whether or not any damage or injury has yet occurred (but subject to the specific exclusions set forth above).

2.  The Executive acknowledges that he would not be entitled to the compensation provided under the Interim Employment Agreement, including, for example, the benefits set forth in Section 3(b) of the Interim Employment Agreement, under any applicable plan policy, or practice of the Company or pursuant to any prior agreement between the Company and him.

3.  The Executive acknowledges that he was advised in writing to consult with legal counsel before signing this Release; that he has obtained such advice as he deems necessary with respect to this Release; that he has fully read and understood the terms of this Release; and that he is signing this Release knowingly and voluntarily, without any duress, coercion, or undue influence, and with an intent to be bound.  The Executive further acknowledges that he has been given at least 21 days to consider this Release and that he has elected to sign it on this date after having taken what he considers to be a sufficient period of time to consider his options.  The parties agree that any changes made to this Release or the Interim Employment Agreement after the initial delivery hereof (February 3, 2004) will not restart the running of such 21-day period.

4.  The Executive understands that he is entitled to revoke this Release within seven days following his execution of the Release and that the Release will not become effective until the seven-day period has expired.  Revocation may be effected by giving written notice delivered to the Chief Executive Officer of the Company, within the seven-day period.  In the event that the Executive timely exercises his right to revoke this Release, the Release will immediately become null and void, and the Company will have no obligations hereunder or under the Interim Employment Agreement.

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IN WITNESS WHEREOF, the Executive has executed this Release as of the date and year first above written:

Thomas E. Wirth

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DRAFT

EXHIBIT B

Declaration

I,                       , hereby declare that seven days have passed since my Release dated                       , 2004 (the “Release”) was executed.  I have decided not to revoke, and have not revoked, the Release and, pursuant to Section 4 of the Release, the Release is irrevocable.

Date:

Thomas E. Wirth